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                                  NEWS RELEASE
                                   May 8, 2002
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                             KANKAKEE BANCORP, INC.
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         310 South Schuyler Avenue
         P.O. Box 3                                            (815) 937-4440
         Kankakee, IL 60901-0003                           Fax (815) 937-3674

For more information contact:
          Larry D. Huffman, President and CEO              For immediate release

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            KANKAKEE BANCORP, INC. ANNOUNCES CERTIFIED VOTING RESULTS
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                        FOR THE ELECTION OF TWO DIRECTORS
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Kankakee, Illinois(May 8, 2002) Kankakee Bancorp, Inc. (AMEX:KNK), announced today that on May 7, 2002, representatives of IVS Associates, Inc., the independent inspectors of election, issued their final Report of Inspectors of Election concerning matters voted upon at the annual meeting of stockholders held on April 26, 2002.

The inspectors of election certified that there were 603,911 votes "FOR" William Cheffer and 605,598 votes "FOR" Michael A. Stanfa to serve as directors on the board until their terms expire in 2005. The certified report indicated that there were 478,434 votes "FOR" both Lawrence Seidman and Robert Williamson, the nominees of the Committee to Preserve Shareholders Value, to serve on the board. Additionally, the report confirmed that over 85% of the total outstanding shares approved the selection of McGladrey & Pullen, LLP to serve as Kankakee Bancorp's independent auditors for 2002.

According to Larry Huffman, President and CEO of Kankakee Bancorp, "We are pleased that our stockholders have re-elected Mr. Cheffer and Mr. Stanfa to the board of directors. While the events surrounding this year's annual meeting were at times difficult, we were able to connect with our stockholders, and we will benefit from a better understanding of their issues. We welcome input from our stockholders, and we sincerely appreciate the level of participation in the process that many of them undertook, whether for management or against. We will continue to work hard to improve our overall performance and increase our efficiency and profitability, as well as enhance stockholder value."

Kankakee Bancorp, Inc., and Kankakee Federal Savings Bank, are headquartered in Kankakee, Illinois, which is 60 miles directly south of downtown Chicago. In addition to its main office, the Bank operates fourteen offices in the following Illinois communities: Ashkum, Bourbonnais, Bradley, Braidwood, Champaign, Coal City (2), Diamond, Dwight, Herscher, Hoopeston, Manteno, Momence and Urbana.

This release may contain forward looking statements. Forward looking statements are identifiable by the inclusion of such qualifications as expects, intends, believes, may, likely or other indications that the particular statements are not based upon facts but are rather based upon the Company's beliefs as of the date of this release. Actual events and results may differ significantly from those described in such forward looking statements, due to changes in the economy, interest rates or other factors. For additional information about these factors, please review our filings with the Securities and Exchange Commission.

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